EXHIBIT 10.25

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and between Diebold Nixdorf Canada, Limited (the “Company”) located at 6630 Campobello Road, Mississauga, ON L5N 2L8 and David Caldwell (“Executive”).

WITNESSETH:

WHEREAS, the Executive was advised verbally on or about August 20, 2023 that his employment would terminate effective December 31, 2023 and effective on December 31, 2023, (the “Separation Date”), Executive shall be terminated from his employment with the Company as its Executive Vice President, Strategy & Corporate Development and from any and all other offices of the Company, and from any other position, office or directorship of any other entity for which Executive was serving at the request of the Company; and
WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with the cessation of his employment with the Company; and
WHEREAS, the Company and Executive wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Executive’s separation from the offices he held and from his employment with the Company.
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:
1.Separation. Effective on the Separation Date, Executive’s employment with the Company, its subsidiaries and related or affiliated companies, and his position shall terminate. Executive will further resign, effective on the Separation Date or earlier if requested by the Company: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (the “Board”), or to which he has otherwise been appointed; (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company; (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company; and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an “Other Entity”) insofar as Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts said resignations.
2.Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall incur a separation of service, within the meaning of Section 409A of the Code (a “Separation from Service”), on the Separation Date.
3.Additional Compensation and Benefits. In consideration of the promises made by Executive in this Agreement and subject to the conditions hereof, the Company agrees to the following:
a.Severance Payment.
i.Provided that Executive is not in material breach of any of the terms of this Agreement, the Company will make the following payments to Executive: an amount of One Million Five Hundred Seventy Thousand One Hundred Seventy Three Dollars (USD $1,570,173), less applicable statutory deductions, which is one and one half (1.5) multiplied by the sum of the following (A) Executive’s base salary of Five Hundred Twenty Three Thousand Three Hundred Ninety One Dollars (USD $523,391) and (B) Executive’s 2023 annual target bonus of Five Hundred Twenty Three Thousand Three Hundred Ninety One Dollars (USD $523,391) payable in two equal installments of Seven Hundred Eighty Five Thousand Eighty Six Dollars and 50/100 (USD $785,086.50) each with the first installment paid on March 1, 2024 and the second installment paid on May 1, 2024. The payment will be characterized as a Retiring Allowance and treated as such for the purposes of the Canada Revenue Agency.

i.Additionally, provided that Executive is not in material breach of any of the terms of this Agreement, the Company shall make the following payment to Executive within two and one-half (2½) months after the calendar year that includes the Separation Date: The actual bonus that would have been payable to Executive for the calendar year that includes the Separation Date based on actual performance if Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days Executive was actually employed during the bonus plan year in which the Separation Date occurs.
ii.Executive understands that (A) the amounts paid after the Separation Date under this Agreement will not be treated as pensionable earnings under any pension or retirement plan and (B) these payments will not give rise to the accrual of any benefits.
b.Accrued Salary and Vacation. Executive will be paid for unpaid salary through the Separation Date and paid 240 hours for all accrued and unused vacation days on the first ordinary Company payroll date following the Separation Date or earlier if required by applicable law. Executive will be eligible for no other salary, vacation or paid time off.

c.Health Care and Life Insurance Coverages. Your Short Term and Long Term Disability benefits will end the later of (i) the end of your ESA notice period, or (ii) your last day of employment. Medical, Dental and EA benefits will be extended until the earlier of December 31, 2024, or the date of newly found full time employment. Your life insurance and dependent life insurance policy will remain in full force and effect through December 31, 2024. At the termination of these benefits, it will be your responsibility to find alternate insurance coverage if you deem necessary.
d.Professional Fees. The Company and Executive acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Executive’s separation and the negotiation and execution of this Agreement.
e.Outplacement Services. The Company will assist Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, professional outplacement services through a provider of the Company’s choice. Such outplacement services shall terminate when Executive finds other employment. However, in no event shall such outplacement services continue for more than two (2) years following the Separation Date.
f.Business Expenses. Within two (2) weeks after the Separation Date, Executive will file a final expense report covering any last expenses incurred on behalf of the Company. Thereafter, the Company will either (i) reimburse Executive for any pending, reasonable business-related credit card charges for which Executive has not already been reimbursed, or (ii) pay such charge directly to the card-issuing bank. Such reimbursement will be made no later than thirty (30) days after the final expense reimbursement request has been submitted to the Company. Executive hereby authorizes the Company to deduct from monies to be paid to Executive under this Agreement any balance remaining on Executive’s Company credit card account after such (i) reimbursement or (ii) direct payment. Only those expenses incurred by Executive prior to the Separation Date shall be eligible for reimbursement.
g.Other Compensation and Benefits. Except as specifically set forth herein, Executive is due no other compensation or benefits. Executive acknowledges that as of the date of entering into this Agreement, Executive is no longer entitled to any benefits on account of a termination in connection with a change-in-control of the Company.
h.Separate Payments. Each payment and each reimbursement to Executive under the provisions of this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
4.Non-Competition.
a.For a period of one and one half (1.5) years after the Separation Date, Executive shall not, anywhere in North America: (A) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with the business of the Company as then being carried on or with any business, activity, product or service which was under active development while Executive was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with the business of the Company as then being carried on or with any business, activity, product or service which was under active development while Executive was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).
b.In the event Executive violates any provision of this Section 4 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company’s rights under Section 9(b) of this Agreement.
c.Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 4 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive. Executive further acknowledges that his obligations in this Section 4 are made in consideration of, and are adequately supported by the payments by the Company to Executive described herein.
5.Non-Solicitation. For a period of two and one half (2.5) years following the Separation Date (the “Restricted Period”), Executive agrees that he will not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (B) solicit suppliers of Company or solicit customers of the Company to purchase goods or services then sold by the Company or induce any such person to terminate his, her, or its relationship with the Company.

6.Protected Information.
a.The Company has advised Executive and Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Executive shall keep in strict confidence, and shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use or suffer to be used in any manner, any Protected Information, or cause any such Protected Information to enter the public domain, without limitation as to when or how Executive may have acquired such Protected Information.
b.For purposes of this Agreement, “Protected Information” means any of the following: trade secrets, confidential or proprietary business information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information. Executive specifically acknowledges that Protected Information includes any and all such information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information.
c.Executive agrees: (i) that reasonable efforts have been put forth by the Company to maintain the secrecy of Protected Information; (ii) that such information was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company; (iii) that such information is and will remain the sole property of the Company; and (iv) that any retention, disclosure, or use by Executive of Protected Information after the termination of Executive’s employment with, and performance of services for, the Company shall constitute a misappropriation of the Company’s Protected Information and a material breach of this Agreement, except under the circumstances set forth in Section 6(d) of this Agreement.
d.Exceptions. The disclosure of Protected Information by Executive, if done in strict compliance with one of the exceptions described in this Section 6(d), shall not constitute a breach of Section 6(c) of this Agreement, so long as the permitted disclosure of Protected Information is made by Executive in a manner that is reasonably designed to limit its dissemination to the limited purpose(s) permitted herein:
i.Executive may disclose Protected Information if compelled to do so by a summons, subpoena or a valid order of any government officer or agency or of a court of competent jurisdiction, specifically directing Executive to disclose the Protected Information, provided that Executive shall attempt to avoid or resist such summons, subpoena or order and, in any event, shall notify the Company in writing of such summons, subpoena or order not less than five (5) days prior to any such disclosure, or as soon in advance as possible.
ii.Nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by OSHA or the SEC, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
iii.Executive shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
iv.Any other disclosure that is specifically authorized in writing in advance of such disclosure, by either the Chief Executive Officer or the Chief Legal Officer of the Company.
e.Executive acknowledges and agrees that he will abide by all requirements and restrictions set forth in federal and provincial/state securities laws, including (but not limited to) refraining from buying or selling the securities of the Company based on material nonpublic information he acquired while he was employed by the Company and not disseminating such material nonpublic information to others.
f.Executive further acknowledges that his obligation of confidentiality shall survive until and unless such Protected Information shall have become, through no fault of Executive, generally known to the public, or except as permitted under Section 6(d).
g.Executive understands and agrees that Executive’s obligations under Sections 4, 5 and 6 of this Agreement are in addition to, and not in limitation or preemption of, all other obligations that Executive may have to the Company with respect to confidentiality, non-competition and non-solicitation under previous employment agreements or other agreements with the Company (which obligations remain in full force and effect) and general legal or equitable principles or statutes.
7.Release by Executive.
a.Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company, its predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from, and agrees to indemnify each of the Released Parties against, any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description (collectively, “Claims”), whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever, including but not limited to:
i.any and all Claims, directly or indirectly, arising out of or relating to: (A) Executive’s employment with the Company; and (B) Executive’s separation from employment as the Company’s Executive Vice President Strategy & Business Development and any other position described in Section 1 of this Agreement;
ii.any and all claims of harassment, discrimination and/or violence arising from employment and those not arising from employment, including but not limited to claims of discrimination on the basis of sex, race, ancestry, age, national origin, place of origin, colour, ethnic origin, citizenship, creed, marital status, family status, religion, sexual orientation, gender identity, gender expression, record of offences, veteran status or disability arising under any federal, provincial, state, or local statute, ordinance, order or law.
iii.any and all claims of wrongful or unjust discharge, wrongful or constructive dismissal including any claim for notice or pay in lieu of notice of termination, or breach of any contract or promise, express or implied;
iv.any and all claims under or relating to any and all employee compensation, employee benefit plans, retirement and/or pension plans, equity plans, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Section 3 above;
v.any and all claims under any employment or severance agreement, including any agreement that may provide for benefits upon a change in control; and
vi.any and all claims related to health and safety legislation.
b.Limitations on scope of the release in Section 7(a):
i.The foregoing release does not waive rights or claims that may arise after the date this Agreement is executed or that cannot be waived as a matter of law and does not waive any breach or violation of this Agreement by the Company.
ii.Nothing in any part of this Agreement is intended to, or shall, interfere with Executive’s right to file or otherwise participate in a charge, investigation, or proceeding conducted by any federal, provincial, state, or local government agency. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Executive agrees that Executive will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Agreement. The prohibitions against further recovery in this paragraph 7(b)(ii) shall not apply to any monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
c.Executive understands and acknowledges that the consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Released Parties to the extent provided in this Section 7.
d.Executive further understands and acknowledges that:
i.The terms of severance provided for in Section 1 are inclusive of any entitlements that Executive may have to wages, vacation pay, termination notice/pay and severance pay under Ontario’s Employment Standards Act, 2000 (ESA);
ii.He is aware of his rights under the Ontario Human Rights Code (the “Code”) and he has no complaint of any kind arising under the Code against the Released Parties as of or prior to the date on which Executive executes this release and indemnity;
iii.He has had the opportunity to seek independent legal advice with respect to the terms of this Agreement and he fully understands these terms. He confirms that he is executing this Agreement feely, voluntarily and without duress; and
e.Executive agrees that he waives any claim that he might have to reemployment with the Company, and agrees not to seek future employment with the Company. Executive agrees that the Company has no obligation to employ, hire, or rehire him, or to consider him for hire, and that this right of the Company is purely contractual and is in no way discriminatory or retaliatory.
8.Disclosure. From the date of this Agreement through the end of the Restricted Period, Executive will communicate the contents of Sections 4, 5, 6 and 8 of this Agreement to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent. The Company agrees that Executive may satisfy the requirements of this Section 8 by providing the third party a copy of Sections 4, 5, 6 and 8, and such disclosure is not a violation of this Agreement.
9.Breach; Arbitration.
a.If Executive materially breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, and in addition, the Company shall be entitled to obtain reimbursement from Executive of all payments and benefits already provided pursuant to Section 3 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.
i.The Company will not terminate pursuant to Section 9(a) any benefits in which Executive had vested as of the Separation Date under the Retirement Plans. Furthermore, Executive’s COBRA rights, if any, will not be reduced by any action taken by the Company under Section 9(a).
ii.Executive may challenge any Company action under Section 9(a).
b.The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Executive of any of his obligations under Sections 4, 5 and 6 of the Agreement, the arbitration requirements of this Section 9(b) shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in either in the Court of Common Pleas of Summit County, Ohio or the United States District Court for the Northern District of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action, Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Sections 4, 5 or 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms.

Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any provision of Sections 4, 5 or 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
10.Continued Availability and Cooperation.
a.If requested by the Company, Executive shall cooperate fully with the Company and/or with the Company’s agents or counsel in connection with any present and future transition issues, as well as any actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive’s employment by the Company or during the Restricted Period. Executive shall not unreasonably withhold his availability for such cooperation. This cooperation by Executive shall include, but not be limited to:
i.making himself reasonably available to consult with the Company and/or its agents on transition issues related to his prior work at the Company;
ii.making himself reasonably available for interviews and discussions with the Company’s counsel as well as for discoveries, depositions, motions and trial testimony;
iii.making himself reasonably available for discoveries, depositions, motions or trial testimony and cooperating in the preparation therefor;
iv.refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and
v.co-operating reasonably in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.
b.Where Executive’s cooperation has been requested by the Company, Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with his cooperation hereunder, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. All such reimbursements shall be for expenses incurred by Executive. In all events such reimbursement will be made no later than thirty (30) days after an appropriate expense reimbursement request has been submitted to the Company. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other taxable year.

c.Upon the Separation Date, Executive will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. Further, Executive will make himself reasonably available following the Separation Date for telephonic discussions with Company personnel regarding matters that occurred prior to the Separation Date.
11.Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that any compensation described herein is subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company at any point may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Amendment and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
12.Successors and Binding Agreement.
a.This Agreement, and all obligations of the Company and Executive hereunder, shall be binding upon and inure to the benefit of, as applicable, any of their heirs, successors and assigns, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement) but shall not be otherwise assignable or delegable by the Company.
b.This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.
c.This Agreement is personal in nature. None of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a) or 12(b). Further, no third party shall have any rights hereunder except as provided in Section 12(a) or 12(b).
13.Non-Disclosure; Statements to Third Parties.
a.Executive shall maintain as confidential all provisions of this Agreement and the circumstances giving rise hereto and shall not disclose them to any person not a party hereto, other than (i) to Executive’s spouse, if any; (ii) to Executive’s attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice; (iii) to an individual or entity to whom disclosure is permitted under Section 6(d) or 7(b)(ii); or (iv) as necessary to carry out the provisions of this Agreement or as required by law.

b.Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Released Parties or commenting on the character or business reputation of the Released Parties, except as permitted under Section 6(d)(ii), Section 7(b)(ii), or in the course of testimony provided by Executive under oath, in which case Executive shall be obligated to testify truthfully without exception. Executive further hereby agrees not to comment to others concerning the status, plans or prospects of the business of the Released Parties.
14.Notice. For all purposes of this Agreement (unless otherwise indicated herein), all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered by registered or certified mail, addressed to the Company to the attention of Jonathan Stark, VP Global Labor & Employment, at Diebold Nixdorf, Incorporated, 50 Executive Parkway, Hudson, Ohio 44236 and to Executive at his principal residence, as set forth in the employment records of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.
15.Return of Company Property. On the Separation Date, Executive will immediately return to the Company (to the extent not already returned) all Company property, including, without limitation, all equipment, software, electronic files, computers, cell phones, smart phones, PDAs, and iPad devices, and including, but not limited to, all documents and/or all other materials (together with all copies, reproductions, summaries and/or analyses thereof) which constitute, refer or relate to Protected Information.
16.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Chief Legal Officer or the Chief People Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
17.No Representations. No agreements or representations, promises or inducements, oral or otherwise, expressed or implied with respect to the subject matter covered by this Agreement have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.
18.Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter; provided, however, that any Conditions of Employment agreement(s) executed by Executive (the “Conditions”), the Retirement Plans, any other plans described in Section 3, and any prior agreements pertaining to stock options, bonuses, incentive or other forms of compensation, and any corresponding rights of the Company for breach of any such obligations, shall remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, (a) any change in control or employment agreement to which Executive and the Company are parties (other than the Conditions) shall terminate as of the Separation Date, and all of Executive’s rights under any Company severance plans, programs, policies and arrangements (including, without limitation, the Company’s Senior Leadership Severance Plan) shall be extinguished as of the Separation Date and (b) if there is a conflict between the terms of this Agreement and the Conditions of Employment agreement(s), this Agreement shall govern.
19.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the Province of Ontario, Canada.
20.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect; except, however, that if any portion of the Release in Section 7 is determined by judicial order to be invalid or unenforceable, then the Company shall have seven days to decide whether (a) to invalidate this entire Agreement, in which case the entire Agreement will be void and Executive will have to pay back all money that Executive already received as severance pay, including but not limited to payments made under Section 3(a) of this Agreement; or (b) to waive its right to invalidate the Agreement and instead, to keep the Agreement valid and fully enforceable, subject to the changes needed to remove or modify the portion of the Release that was judicially determined to be invalid or unenforceable.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
22.Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.
23.Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.
24.No Admission. Each party hereto understands and acknowledges that this Agreement shall in no way be construed as an admission by either party that it has acted wrongfully or engaged in any violation of law, liability or invasion of any of right, and further that any such violation, liability or invasion is expressly denied by each party.
25.Tax Matters.
a.The Company may withhold from any amounts payable under this Agreement all federal, provincial, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company does not guarantee any particular tax result for Executive with respect to any payment provided to

Executive hereunder. Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on him or for his account in connection with this Agreement (including, without limitation, any taxes, penalties and interest under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, penalties or interest. Further, the Executive shall indemnify the Company from all claims, charges, taxes, penalties or demands which may be made by or related to the Canada Revenue Agency, the Employment Insurance Commission and the Canada Pension Commission under applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Company in respect of his employment or cessation thereof.
b.To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary, or final regulations or any other formal guidance promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A of the Code, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Section 409A of the Code shall not be paid until Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything in this Agreement to the contrary, if Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Separation Date, to the extent payments or benefits made hereunder constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits may not commence to be paid to Executive until the earlier of: (i) the first day following the six (6) month anniversary of Executive’s Separation Date, or (ii) Executive’s date of death.
26.Indemnification by Company.
a.Executive shall be indemnified with respect to any and all matters that arose during his employment with the Company, whether arising from his status as employee, officer or otherwise, to the maximum extent allowable under, and subject to any conditions or limitations set forth in the Company’s Articles of

Incorporation, Code of Regulations, or applicable law. These indemnification obligations shall survive expiration or termination of this Agreement. To the best of his knowledge, Executive warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist, or could reasonably be brought against him, concerning his past activities as an employee that could reasonably be expected to result in a material claim.
b.For purposes of this Section 26, the “Company” shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.
DIEBOLD NIXDORF CANADA, LIMITED
By: /s/ Octavio Marquez
Date: November 8, 2023

David Caldwell
By: /s/ David A. Caldwell
Date: November 8, 2023